UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2004

HEALTHTRAC, INC.

_________________________________________

(Exact Name of Registrant as Specified in its Charter)

Canada	000-14356	91-1353658

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Island Drive, Suite 105, Redwood City, CA 94065

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 631-5800

Not applicable

_________________________________________

(Former Name or Former Address, if Changed Since Last Report)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES EXHIBITS

ITEM 7. Financial Statements and Exhibits.

 (c) Exhibits.

        99.1 – Letter to shareholders

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

HEALTHTRAC, INC.
Date:	August 11, 2004	By:	/s/ TONY Z. DICOSTANZO

Tony Z. DiCostanzo, Chief Financial Officer

Exhibit 99.1

Healthtrac, Inc. Shareholder Update

Part I - August 2004

Recent Highlight

On July 22, 2004, James F. Fries, M.D., Healthtrac’s Medical Director, testified before a Joint Economic Committee of Congress with a piece entitled “Postponement of Illness and the Future of Medicare Costs.” The objective of the testimony centered on the idea of improving the national health and decreasing medical care expenditures through the implementation of sound preventative health management programs.

The facts: We already know how to improve health and save money, it requires postponement of the onset of illness in the individual. Any existing barriers to implementing sound preventive approaches are based in old belief structures which are false, diverting and ultimately unsubstantial. The Compression of Morbidity paradigm, the basis of all Healthtrac programs, provides an underlying structure for a solution. Morbidity compression is already occurring, with an annual 2% reduction in disability rates and only a 1% reduction in mortality rates. Epidemiologic studies show potential disability postponement of 12 years by lifestyle changes. Multiple, large, randomized scientific trials ( Healthtrac studies) prove the ability to reduce health risks and medical care costs in the first year of a program, even for seniors. Effective health enhancement and cost saving programs include components of risk reduction, self-efficacy, self management, high risk, chronic disease, and end-of-life components.

These are the same components of the Healthtrac programs.

The scope of the testimony (full text available for download on our website at http://www.healthtrac.com/content/FriesTestimony2004.html) describes how comprehensive, proven and well designed health enhancement programs such as Healthtrac can effectively improve the health of an individual while decreasing overall healthcare costs. The testimony is in support of a series of demonstration projects and other legislation being considered by CMS (Centers for Medicare & Medicaid Services) and Congress in the health management and disease management areas.

For the first time in the history of the federal government, wellness and prevention programs are being considered as solutions to control the dramatic rise in healthcare costs that are projected to continue for years to come and potentially bankrupt Medicare. The evidence for health enhancement programs is indisputable, not just in the testimony being considered by this joint Senate and House committee in July, but validated by the Medicare Prescription and Modernization Act of 2003 which allocates significant budget dollars for prevention and disease management programs, and the recent legislation proposed by Senator Harkin entitled HeLP (Healthy Lifestyle and Prevention) America Act (S.2558). HeLP is the most comprehensive health promotion legislation ever conceived and will change the field of health promotion forever.  For example, the Healthy Workplace part (title II, subtitle A, sections 202 and 204) provides a 50% employer tax credit for workplace health promotion programs, funding for technical assistance on program evaluation, a national campaign on the financial benefits of workplace health promotion and CDC work on best practice models.  The estimate is that this will provide a $500 million infusion of funds to workplace health promotion from the federal government and this will be matched by a $3.5 billion investment from employers. For more information or a copy of the legislation, please go to www.healthpromotionadvocates.org.

Environmental Factors of Our Business

Three years of double-digit healthcare premium increases have set the stage for a looming healthcare crisis in both the public and private sectors. Media reports concerning this crisis are widespread, with daily news on skyrocketing healthcare costs, childhood obesity, the diabetes epidemic, unhealthy lifestyles and potential Medicare insolvency, among others. For the first time in history, workforces are striking because employers have cut healthcare benefits or have initiated premium co-pays to offset rising costs.

Healthcare costs in the United States alone rose from 5% of GNP in 1973 to 14% of GNP in 1993. Currently, annual healthcare costs are over one trillion dollars of which corporate America pays 35% to 40%. Astoundingly, more than 50% of companies’ profits are allocated to healthcare costs.

The good news is, the majority of these costs are preventable. An estimated 70% of healthcare costs are due to preventable illnesses. The Healthtrac programs are specifically designed to prevent individuals from developing these illnesses, and, if one or more already exist, reducing the need and demand for medical services to treat them.

Company Overview

A six-time winner of the C. Everett Koop National Health Award, Healthtrac is a world leader in population health management solutions and is widely recognized as the best-in-class health assessment and health intervention company. For over 20 years, Healthtrac has provided health care cost reduction solutions to self-funded employer groups, health plans and government agencies - successfully improving the health status of its client populations while significantly reducing healthcare expenditures.

Dr. James F. Fries, the founder of Healthtrac and current medical director, is a world-renowned medical researcher and health promotion and health policy leader who conceptualized the Compression of Morbidity hypothesis—the basis on which the Healthtrac programs were built in conjunction with his research at Stanford University. He is an individual winner of the C. Everett Koop National Health Award, author of hundreds of published scientific articles, and is the author and co-author of numerous self-care books, including the best-selling Take Care of Yourself, with more than 16 million copies in print, Taking Care of Your Child for parents, and Living Well for healthy aging.

Healthtrac’s programs focus on improvement in an individual’s overall health status through health maintenance, health risk reduction and chronic condition management programs. They are often referred to as “need and demand reduction programs” “health enhancement programs” “wellness programs” or “health management programs.” These programs are designed to lower an individual’s risk of developing a chronic condition such as diabetes or to actively manage an existing chronic condition such as obesity. By lowering the health risks of a client population, Healthtrac produces significant reductions in healthcare utilization - which translate into bottom line cost savings for its clients. Healthtrac’s programs have been rigorously evaluated and consistently deliver ROI’s ranging from 4:1 to 10:1 as documented in over 20 peer-reviewed published studies.

Healthtrac’s results are unmatched. A large Healthtrac client has publicly claimed projected healthcare cost savings of $700 million by 2015 from their comprehensive health management program, with Healthtrac as the cornerstone of that program. A recent RAND study on evidence-based health promotion tools found that the Healthtrac program was the only program effective in health status improvement and cost reductions - a recommendation they made to the U.S. Department of Health and Human Services and Health Care Financing Administration. With over 40 million Americans eligible, Medicare alone is a $4 billion annual market. The recent passing of the Medicare Prescription and Modernization Act of 2003 paves the way for more federal healthcare dollars to be allocated for health promotion and disease management programs such as Healthtrac.

Healthtrac’s programs are derived from and are the result of Dr. James F. Fries’ lifetime of research on this subject. His Compression of Morbidity theory is the foundation behind all of the company’s preventative healthcare strategies. The Compression of Morbidity theory postulates that all humans will experience a morbid event or period sometime in life that will lead to eventual demise, yet with proper health management one can postpone these events and “compress morbidity” into a smaller period of time, hence allowing one to live a longer, healthier life with far fewer reactive healthcare expenses.

Dr. Fries, a Professor of Medicine at Stanford University , is a pioneer in the preventative healthcare field and the driving force behind the philosophy of Healthtrac’s award-winning programs.  His continued work on the subject and presence within Healthtrac helps to widely increase acceptance of the need for health management programs like Healthtrac in large populations throughout the United States.

The Industry

Employers and other organizations who purchase healthcare for employees are facing three years of double-digit increases in healthcare costs in the U.S. with no sign of abatement in the near term. Companies can no longer afford to absorb the substantial increases being passed on by the health plans, nor can the employees afford to take on more of the cost burden. Proactive organizations are beginning to understand that in order to effectively manage the costs, they must actively engage, invest and truly manage the health and welfare of their employee populations.

Healthcare costs are consistently a concern for corporate America as expenses persistently increase and employers continue to incur a large portion of these costs. Because many of these costs are linked to health habits, an estimated 70% of healthcare costs are due to preventable illnesses. It is possible for employers and health plans to take aggressive, targeted action toward reducing healthcare utilization and containing costs by implementing effective health management programs. Some progressive organizations have proactively responded by instituting these types of programs over the years. Many more are actively implementing or aggressively making plans to do so over the next 2-3 years.

Recent studies in The Journal of the American Medical Association (JAMA) estimate that approximately 125 million people in the United States suffer from at least one chronic illness, and that approximately half of these individuals suffer from two or more chronic conditions. Further, chronic illnesses account for an estimated 65% of total U.S. health care expenditures ($1 trillion in annual direct costs). If we assume that health management providers can reduce health care expenditures for the chronically ill by 10%-20% and can capture approximately 5%-15% of these savings in fees and incentive payments, the market for health management services is potentially between $10 billion and $20 billion.

Intelligent organizations are implementing comprehensive and proven health management programs such as Healthtrac to curb these dramatic increases in healthcare costs. The Company predicts that over the next two to three years there will be a tremendous increase in the demand for health management programs from large businesses, government entities as well as health insurance organizations that manage large populations of insured adults.

The Logic of the Healthtrac Programs

If you improve the health and well being of Americans, quality of life improves, health care utilization is reduced, disability is controlled, and productivity is enhanced. Here is the logic:

·        A large proportion of diseases and disorders from which people suffer is preventable;

·        Modifiable health risk factors are precursors to many diseases and disorders, and premature death;

·        Many modifiable health risks are associated with increased healthcare costs within a relatively short time window;

·        Modifiable health risks can be improved through effective health promotion and disease prevention programs;

·        Improvements in the health risk profile of a population can lead to reductions in health costs and improvements in productivity;

·        Well-designed and well-implemented programs can be cost/beneficial - they can save more money than they cost, thus producing a positive return on investment (ROI).

Healthtrac’s programs have been rigorously studied and proven effective to produce measurable results and reduce health care costs through promoting self-care. The Healthtrac programs encourage self-management of chronic disease, risk, and illness to achieve the following:

·        Improved participant health

·        Self-efficacy through incentives and positive feedback

·        Reduction of health claims

·        Reduced absenteeism

·        Increased worker productivity

·        Potential impact worker’s compensation and disability claims

·        Documented and measured program outcomes

In 2004, Healthtrac is working aggressively to deliver these solutions to employers, health plans and the government. The company believes it maintains a leadership position in the industry, in terms of the company’s sophistication of programs and historical outcomes. Our ability to overcome current business constraints will be critical in our execution of our strategic growth plan, which will be discussed in more detail in part II of our annual shareholder update.

Sincerely,

/s/ Edward W. Sharpless

Edward W. Sharpless

President & CEO

This shareholder update is the first letter in a two-part series for August, 2004.

 © 1984 – 2004 Healthtrac, Inc. All Rights Reserved.